Exhibit 5.1

ATTORNEYS AT LAW	30100 CHAGRIN BLVD.
MARGULIES & LEVINSON LLP	SUITE 250
CLEVELAND, OHIO 44124
216.514.5997
January 24, 2005	FAX 216.514.5996

Industrial Enterprises of America, Inc.
770 South Post Oak Lane, Suite 330
Houston, Texas 77056

We are familiar with the proceedings taken and proposed to be taken by Industrial Enterprises of America, Inc. (formerly known as Advanced Bio/Chem, Inc.), a Nevada corporation (the "Company"), with respect to 15,000,000 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), to be offered and sold from time to time pursuant to the Company's 2004 Stock Option Plan (the "Plan"). As counsel for the Company, we have assisted in preparing a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act").

In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares are duly authorized and, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

Our opinion is limited solely to the laws of the State of Delaware.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Margulies & Levinson LLP
Margulies & Levinson LLP